EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of our report dated July 30, 2015, relating to the consolidated balance sheet of Griffin-American Healthcare REIT 4, Inc. and subsidiary, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Costa Mesa, California
July 30, 2015